Exhibit 99.1

AEP Industries to Explore Strategic Alternatives Available to Its Australasian Operations

    SOUTH HACKENSACK, N.J., Dec. 8 /PRNewswire-FirstCall/ -- AEP Industries Inc. (Nasdaq: AEPI) today announced that it is has engaged a global investment bank to explore strategic alternatives available to its Australasian flexible packaging businesses.

    AEP entered the Australasian market in 1996 through the purchase of Borden Global Packaging and through further investment and acquisition has grown the businesses to the number two market position in Australasia.

    Brendan Barba, Chairman and Chief Executive Officer of the Company, said, "AEP believes that it has added considerable value to these operations over the eight years since its acquisition of these businesses. Going forward, however, AEP believes that the value of these businesses may be optimized under the custodianship of an owner with a global presence in their area of specialty or a larger regional player with a wide range of synergistic product offerings."


    AEP Industries Inc. manufactures, markets, and distributes an extensive range of plastic packaging products for the food/beverage, industrial and agricultural markets. The Company has operations in ten countries throughout North America, Europe and Australasia.


    Except for historical information contained herein, statements in the release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, but are not limited to, risks associated with pricing, volume, cash flow guidance and conditions of markets. Those and other risks are described in the Company's filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained from the Company.



SOURCE  AEP Industries Inc.
    -0-                             12/08/2004
    /CONTACT: Paul Feeney, Executive Vice President and Chief Financial Officer of AEP Industries Inc., +1-201-807-2330, feeneyp@aepinc.com /
    (AEPI)

CO:  AEP Industries Inc.
ST:  New Jersey
IN:  FIN
SU: